Exhibit 3.1

ARTICLES OF INCORPORATION

OF

LAKESIDE HOLDING LIMITED

a Nevada corporation

I, the undersigned, being the original incorporator herein named, for the purpose of forming a corporation under the general corporation laws of the State of Nevada, do hereby make and file these Articles of Incorporation by declaring and certifying that the facts herein stated are true:

ARTICLE I

NAME

The name of the Corporation is:

LAKESIDE HOLDING LIMITED

ARTICLE II

PURPOSE

This Corporation is organized for the purpose of pursuing any lawful activity, and engaging in any and all general business activities related or incidental thereto

ARTICLE III

RESIDENT AGENT & REGISTERED OFFICE

Section 3.01 Resident Agent. The name and address of the resident agent for service of process is:

KPS Leslie, LLC

Section 3.02 Registered Office. The address of its registered office is:

3275 South Jones Blvd., Suite 105

Las Vegas, Nevada 89146

Section 3.03 Other Offices. The Corporation may also maintain offices for the transaction of any business at such other places within or without the State of Nevada as it may from time to time determine. Any meeting of the directors and/or stockholders held outside the State of Nevada shall have the same effect as if held in the State of Nevada.

ARTICLE IV

SHARES OF STOCK

Section 4.01 Authorized Shares. The amount of the total authorized capital stock of this Corporation consists of Fifty Thousand (50,000) shares with a par value of $0.0001 per share, designated as Common Stock. The Common Stock may be issued from time to time without action by the stockholders. The Common Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

ARTICLE V

DIRECTORS

Section 5.01 Governing Board. The members of the governing board of the Corporation shall be styled as directors.

Section 5.02 Initial Board of Directors. The initial Board of Directors shall consist of one(1) member. The names and addresses of the member of the Board of Directors is as follows:

Henry Liu

1475 Thorndale Ave Suite A

Itasca, IL 60143

Each Director shall serve as a Director until the first annual meeting of the stockholders or until their successor(s) shall have been elected and qualified.

Section 5.03 Change in Number of Directors. The number of directors may be increased or decreased to any number of full-age members by a majority vote of the shareholders as provided in the Bylaws of the Corporation, but such number of members shall not be increased above the maximum of ten (10) full-age members nor decreased below a minimum of one (1) full-age member.

ARTICLE VI

INCORPORATOR

The name and address of the incorporator is:

Shuai Li

1475 Thorndale Ave Suite A

Itasca, IL 60143

ARTICLE VII

DIRECTORS’ AND OFFICERS’ LIABILITY

A director or officer of the Corporation shall not be personally liable to this Corporation or its stockholders for damages for breach of the Business Judgment Rule. This Article, however, shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud, breach of fiduciary duty or a knowing violation of law, or (ii) the payment of distributions in violation of NRS 78.300. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE VIII

INDEMNITY

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, or upon receipt of an undertaking or surety by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or thereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, or employee for any and all services or conduct rendered on behalf of the Corporation during such director’s officer’s, or employee’s tenure with the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such person.

ARTICLE IX

AMENDMENTS

Seventy-Five percent (75%) of the voting shares outstanding shall be required to amend, alter, change or repeal any provision contained in these Articles of Incorporation.

IN WITNESS WHEREOF, I have executed these Articles on this 25th day of August, 2023.

/s/ Shuai Li
Shuai Li, Incorporator

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